UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, the Compensation and Management Development Committee (the “Compensation Committee”) of Panera Bread Company (the “Company”) approved payouts under the performance award component of the Company’s 2005 Long-Term Incentive Program, as amended (the “LTIP”). The cumulative achievement of the performance metric for the performance awards granted in 2013 (the “2013-2015 Performance Awards”) under the LTIP, which was EPS growth total, for the performance period from 2013 to 2015 (the “Performance Period”) resulted in a payout of 11% of an individual’s target award payment (the “Calculated Payout”). Consistent with its discretionary authority to determine the appropriate payout for performance awards under the LTIP, with respect to the 2013-2015 Performance Awards, the Compensation Committee reviewed both the achievement of the performance metric for the Performance Period and then applied its judgment of the Company’s overall performance, particularly during the second half of the Performance Period and relative to similar companies in its business segment. While the actual achievement of the performance metric for the Performance Period resulted in the Calculated Payout that was well below an individual’s target award payment, the Compensation Committee determined that it was appropriate to award payouts at a higher level than the Calculated Payout (but less than the target award payments). In making this determination, the Compensation Committee considered the Company’s improving transaction growth trend during the Performance Period when measured against its industry peers as reflected in the Blackbox all-industry index, which outperformed the index at an accelerating rate across the Performance Period. Additionally, the Compensation Committee noted that the Company had made significant strides against its key strategic initiatives during the Performance Period related to the Company’s transformation plan as indicated by recent trends in its sales and financial results and key financial metrics during fiscal 2015. As such, the Compensation Committee determined that the appropriate payout for the 2013-2015 Performance Awards should be set at 75% of an individual’s target award payment, instead of the Calculated Payout.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	March 1, 2016	By:	/s/ Louis DiPietro
		Name:	Louis DiPietro
		Title:	Senior Vice President, General Counsel